EXHIBIT 99.1


FOR : Pivotal Corporation

TSE SYMBOL:  PVT
NASDAQ SYMBOL:  PVTL


November 10, 2000

Pivotal Corporation Announces Cdn $85,100,000 (US $55,000,000) Financing

VANCOUVER, BRITISH COLUMBIA--Pivotal Corporation (Nasdaq NM: PVTL; TSE: PVT) today announced that the company has entered into a Cdn $85,100,000 (approximately US$55,000,000) financing agreement with a syndicate of global investment firms.

Under the agreement, the syndicate has agreed to purchase 1,000,000 common shares of Pivotal Corporation from the company at a price of Cdn $85.10 per common share, for gross proceeds of Cdn $85,100,000. Pivotal Corporation has granted the syndicate an option, exercisable at any time prior to filing a preliminary prospectus, to increase the size of the offering by up to an additional 300,000 common shares. In addition, the syndicate has the option, until the closing date, to purchase additional common shares equal to up to 15% of the offering size to cover over-allotments. The offering is scheduled to close on or about November 28, 2000. Pivotal Corporation currently has 22,559,128 shares outstanding.

Net proceeds of the offering will be used for corporate expansion, acquisition initiatives, and for general corporate purposes.

The common shares will not be registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act.

Forward Looking Statements

This release contains certain forward-looking statements about the offering that involve a number of known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. Factors that could cause actual results to differ materially include the requirement to meet customary closing conditions. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements.

(c)  2000  Pivotal   Corporation.   All  rights   reserved.   Pivotal,   Pivotal
eRelationship 2000, Pivotal eSelling 2000 are trademarks and/or registered trademarks of Pivotal Corporation. Microsoft, Windows, Windows 2000, Windows NT, and BackOffice are trademarks and/or registered trademarks of Microsoft Corporation in the United States and/or other countries. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.



FOR FURTHER INFORMATION PLEASE CONTACT :

Pivotal Corporation
Vince Mifsud
Investor Contact
(604) 904-5850
Email: vmifsud@pivotal.com
or
Pivotal Corporation
Jacqueline Voci
Press Contact
(604) 904-5923
Website: www.pivotal.com
Email: jvoci@pivotal.com
INDUSTRY : SOF
SUBJECT : FNC